                                                                   EXHIBIT 10.11
                               CREDIT AGREEMENT


        THIS CREDIT AGREEMENT, dated as of March 30, 1999, is made by and between LANDMARK SYSTEMS CORPORATION, a Virginia corporation (the "Borrower"), and CRESTAR BANK, a Virginia banking corporation (the "Bank").

                                   RECITALS

        The Borrower has requested that the Bank establish a working capital line of credit for the Borrower. The Bank has agreed to do so, subject to the terms and conditions of this Agreement. Accordingly, for valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower and the Bank agree as follows:

                                  ARTICLE 1
                       DEFINITIONS AND ACCOUNTING TERMS

        Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

              "Affiliate" means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. The term "control" means (a) the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

              "Agreement" means this Credit Agreement, as the same may be amended, modified or supplemented from time to time.

              "Business Day" means a day of the year on which banks are not required or authorized to close in Richmond, Virginia and Washington, D.C., and, if the applicable Business Day relates to LIBOR, on which dealings are carried on in the London or Nassau interbank market.

              "Cash Flow" means, for any period, consolidated Net Income of the Borrower and its Subsidiaries plus (a) to the extent deducted to determine Net Income, the sum of (1) interest expense, (2) income tax expense, (3) depreciation expense, (4) amortization expense, and (5) extraordinary or unusual losses or other losses not incurred in the ordinary course of business, less (b) to the extent added to determine Net Income, extraordinary or unusual gains or other gains not incurred in the ordinary course of business, in each case determined in accordance with GAAP.

              "Capital Lease" means any lease that has been or should be capitalized on the books of the lessee in accordance with GAAP.

              "Cash Management Agreement" means any applicable agreement or agreements between any Company and the Bank pursuant to which funds are transferred automatically to and from the Primary Operating Account of such Company with the Bank, as any such agreement may be amended, modified or supplemented from time to time.

              "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (with the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by individuals who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

              "Closing Date" means the date on which the conditions set forth in Section 5.1(a) have been satisfied.

              "Code" means the Internal Revenue Code of 1986, as amended from time to time.

              "Company" means, individually and collectively, the Borrower and any existing or future Subsidiary of the Borrower.

              "Covenant Compliance Certificate" means a certificate executed by a Principal Officer of the Borrower, substantially in the form of Exhibit A attached to this Agreement.

              "Current Ratio" means, at any time the ratio of the consolidated current assets to consolidated current liabilities of the Borrower and its Subsidiaries, determined in accordance with GAAP.

              "Date Affected Information Technology" means a system comprised of one or more components including computer hardware, computer software or equipment with computerized functions, which reads, produces or processes date data by input, output or otherwise.

              "Debt" means, collectively, and includes, without duplication, with respect to any specified Person, (a) indebtedness or liability for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such assets from such Person) or for the deferred purchase price of property or services; (b) obligations as a lessee under a Capital Lease or a Synthetic Lease; (c) obligations to reimburse the issuer of letters of credit or acceptances; (d) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor against loss; (e) obligations under Interest Rate Hedge Agreements; (f) obligations under any foreign exchange contract, currency swap or other similar agreements or arrangements designed to protect that Person against fluctuations in currency values; and (g) obligations secured by any Lien on property owned by the specified Person, whether or not the obligations have been assumed.

              "Default" means any Event of Default or any event that, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

              "Event of Default" has the meaning specified in Section 9.1.

              "Fully Date Capable" means the ability to correctly process date data (including, but not limited to, reading, producing, calculating, comparing, and sequencing date data) from, into, and between the twentieth and twenty-first centuries without material degradation in performance and without unusual intervention, including correct and continuous processing during the transition between 1999 and 2000, and correct processing of leap years.

              "Funded Debt" means the sum of the consolidated indebtedness of the Borrower and its Subsidiaries for (a) borrowed money, repurchase agreements and deferred purchase price obligations, (b) Capital Lease obligations, (c) guaranties, (d) obligations of joint ventures in which the Borrower or any Subsidiary has an interest and for which the Borrower or such Subsidiary is liable, (e) contingent or matured reimbursement obligations for letters of credit issued for the account of the Borrower or any Subsidiary, in each case determined in accordance with GAAP, and (f) the aggregate implied principal amount of Synthetic Lease obligations calculated in accordance with applicable federal income tax laws and regulations.

              "Funded Debt-Ratio" means, at any time, the ratio of consolidated Funded Debt of the Borrower and its Subsidiaries then outstanding to consolidated Cash Flow of the Borrower and its Subsidiaries for the period of four fiscal quarters of the Borrower most recently ended or, when a determination is to be made on or as of the last day of a fiscal quarter, for the period of four fiscal quarters then ended.

              "GAAP" means generally accepted accounting principles consistently applied.

              "Guaranty Agreement" means each Guaranty Agreement, substantially in the form of Exhibit B attached to this Agreement, as any of the same may be amended, modified or supplemented from time to time.

              "Heller Agreement" means the Master Sale and Assignment Agreement, dated December 28, 1998, between Heller Financial Leasing, Inc., and the Borrower.

              "Increased Costs" means any reserve, special deposit, capital adequacy guideline or similar requirement relating to any extensions of credit, letters of credit, or other assets of the Bank, or the deposits with or other liabilities of the Bank, that (a) is imposed as a result of any Regulatory Change or as a result of the application of existing capital adequacy guidelines (including, without limitation, any Regulatory Change or capital adequacy guideline that requires that letters of credit issued, or lines of credit established, by the Bank be classified as "risk assets" for purposes of, or otherwise be subject to the provisions of, any capital adequacy guidelines applicable to the Bank), and (b) increases the cost to the Bank of making, issuing or maintaining any Loan or the Letter of Credit, reduces the amount receivable by the Bank in connection with any Loan or the Letter of Credit, or reduces the rate of return on the Bank's capital as a consequence of its obligations under this Agreement.

              "Intellectual Property" means all copyrights (whether registered or unregistered), copyright registrations, trademarks, servicemarks patents, and patent applications.

              "Interest Payment Date" means the first day of each calendar month.

              "Interest Rate Hedge Agreement" means the obligations of any Person pursuant to any arrangement with another Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a floating or fixed rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

              "LC Agreement" means the Bank's standard form of Application and Agreement for Irrevocable Standby Letter of Credit to be executed and delivered by the Borrower to the Bank in connection with the Letter of Credit, as required by Section 2.3 of this Agreement, as any of the same may be amended, modified or supplemented from time to time.

              "Letter of Credit" means the letter of credit issued by the Bank for the account of the Borrower pursuant to Section 2.3 of this Agreement as the same may be amended, modified or supplemented, renewed or extended from time to time.

              "LIBOR" means, for each calendar month, the rate at which dollar deposits with a one-month maturity are offered to leading banks in the London interbank market at 11:00 a.m. (London time) on the first Business Day of such calendar month, based on the British Bankers Association quotations published by an On-Line Information Service, selected by the Bank, plus adjustments (expressed as a percentage) for reserve requirements, deposit insurance premium assessments, broker's commissions and other regulatory costs, all of the foregoing as determined by the Bank's Funds Management Division in accordance with its customary practices.

              "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capital Lease and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

              "Loan Commitment" means $10,000,000.

              "Loan Documents" means this Agreement, the Revolving Note, the LC Agreement, the Letter of Credit, each Guaranty Agreement, each Cash Management Agreement and any other document now or hereafter executed or delivered in connection with the Obligations, in evidence thereof or as security therefor, as any of the same may be amended, modified or supplemented from time to time.

              "Loans" means loans made to the Borrower by the Bank pursuant to the provisions of Section 2.1.

              "Margin Stock" has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System.

              "Material Adverse Effect" means a material adverse effect upon
(a) the business, assets, operations, financial prospects or fmancial condition of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Borrower, or of the Borrower and its Subsidiaries, taken as a whole, to perform its or their respective obligations under any Loan Document or (c) the legality, validity or enforceability of this Agreement or any other Loan Document.

              "Material Contract" means any contract or other arrangement (other than the Loan Documents), whether written or oral, to which the Borrower or any Subsidiary is a party (a) requiring annual payments by any party thereto of more than 10% of the annual consolidated gross revenues of the Borrower and its Subsidiaries, or (b) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Material Adverse Effect.

               "Net Income" means, for any Person for any period, the consolidated gross revenues of such Person and its Subsidiaries for such period less all consolidated operating and non-operating expenses (including taxes) of such Person and its Subsidiaries for such period, all as determined in accordance with GAAP.

              "Obligations" means all indebtedness, liabilities and obligations of each Company to the Bank, whether now existing or arising in the future, direct or indirect, fixed or contingent, whether related or unrelated to the Loans, and whether of a similar or different class, including, without limitation, overdrafts, guaranties and obligations to reimburse the Bank for amounts paid by it under letters of credit issued by the Bank for the account of any Company.

               "On-Line Information Service" means a text line or other on-line information service provided to the Lender by any of Reuters Information Services, Inc., Knight-Ridder Financial/Americas, Dow Jones Telerate, Inc. or Bloomberg Financial Markets News Services, or any comparable reporting service selected by the Bank.

               "Operating Lease" means any lease of real or personal property that is not a Capital Lease.

               "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

               "Person" means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

               "Primary Operating Account" means, individually and collectively, such deposit accounts or controlled disbursement accounts on which a Company draws to pay all or substantially all of its operating expenses.

               "Prime Rate" means the rate of interest established and announced from time to time by the Bank and recorded in its Central Credit Administration Division as its Prime Rate, it being understood and agreed that the Prime Rate is used as a reference for fixing the lending rate on commercial loans and is not necessarily the lowest or most favorable rate of interest charged by the Bank on such loans.

               "Principal Officer" means the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer of the Borrower.

               "Reston Lease" means the Deed of Lease, dated as of January 30, 1998, between the Borrower, as tenant, and Boston Properties Limited Partnership, as landlord.

               "Regulatory Change" means any change, after the date of this Agreement, in any federal or state laws, rules and regulations, or interpretations thereof, or the adoption after the date of this Agreement of any rules, interpretations, directives or requests, applying to a class of financial institutions including the Bank, under any federal or state laws or regulations by any court or regulatory authority charged with the interpretation or administration thereof, and which change has a direct, demonstrable financial impact on the Bank's costs pertaining to this Agreement.

               "Restricted Margin Stock" means Margin Stock owned by the Borrower or any Subsidiary which represents not more than 33-1/3% of the aggregate value (determined in accordance with Regulation U of the Board of Governors of the Federal Reserve System), on a consolidated basis, of the property and assets of the Borrower and its Subsidiaries (other than Margin Stock), that is subject to the provisions of
Section 7.2 (including Sections 7.2(a) and (f)).

               "Revolving Note" means a promissory note of the Borrower in substantially the form of Exhibit C hereto.

               "Subsidiary" as to any Person, means a corporation, partnership, limited partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

               "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered Debt for borrowed money for federal income tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

               "Tangible Net Worth" means, at any time, amounts that would be included under stockholders' equity on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP consistently applied, provided that, in any event, such amounts are to be net of amounts carried on the books of the Borrower for (a) any write-up in the book value of any assets of the Borrower resulting from a revaluation subsequent to the date of this Agreement, (b) treasury stock, (c) unamortized debt discount expense, (d) any cost of investments in excess of net assets acquired at any time of acquisition by the Borrower, (e) loans, advances or other amounts owed to the Borrower by any officer, director, shareholder or employee of the Borrower or any Affiliate, (t) investments in any Affiliate, (g) unmarketable securities, and (h) patents, patent applications, copyrights, trademarks, trade names, goodwill, research and development costs, organizational expenses, capitalized software costs and other like intangibles.

               "Termination Date" means June 30, 2000, any earlier date of the termination of the Loan Commitment in whole pursuant to Section 9.1, or any later date if the Termination Date is extended in the sole discretion of the Bank in accordance with Section 2.4.

               "UCC" means the Uniform Commercial Code as adopted in the Commonwealth of Virginia, and all amendments thereto.

               "Unrestricted Margin Stock" means any Margin Stock owned by the Borrower or any Subsidiary which is not Restricted Margin Stock.

       SECTION 1.2. Computations of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

       SECTION 1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in
Section 6.1(e).

                                  ARTICLE 2
                        AMOUNTS AND TERMS OF THE LOANS
                             AND LETTER OF CREDIT

       SECTION 2.1. The Loans. The Bank agrees, subject to the terms and conditions of this Agreement, to make Loans to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Loan Commitment. Within such limits the Borrower may borrow, prepay without penalty and reborrow hereunder from the date of this Agreement until the Termination Date. The proceeds of the Loans shall be used to pay current operating expenses, carry accounts receivable and for other short-term working capital purposes of the Companies. The proceeds of the Loans also may be used to finance acquisitions permitted by this Agreement.

       SECTION 2.2. Making Loans. The Borrower authorizes the Bank to make Loans from time to time in amounts sufficient to pay checks drawn on the Primary Operating Account of any Company with the Bank, subject to the limitations set forth herein, all as more particularly described in the Cash Management Agreements. In addition, the Borrower may make a telephone request for a Loan. Any request by telephone must be received by the Bank no later than 12:00 noon (Eastern time) on the Business Day on which the Loan is to be made. The Borrower shall confirm each telephone request in writing, within two Business Days after the date of such request (which may be provided by facsimile to the Bank at (703) 838-3060, or such other facsimile number as may be provided to the Borrower by the Bank), by delivery to the Bank of a written request in the form of Exhibit D attached to this Agreement. Upon fulfillment of the applicable conditions set forth in Article 5, the Bank shall deposit the proceeds of the Loans to the Primary Operating Account of the Borrower, or such other account as the Borrower may direct.

       SECTION 2.3.    Letter of Credit.

               (a) Subject to the terms and conditions of this Agreement, the Bank will issue, at the request of the Borrower, a Letter of Credit for the account of the Borrower, in an amount not to exceed $800,000, to secure the Borrower's obligations under the Reston Lease. The term and form of the Letter of Credit shall be subject to the Bank's approval, which shall not be unreasonably withheld.

              (b) Prior to the issuance of the Letter of Credit, the Bank must receive an appropriately completed LC Agreement, executed by the Borrower, not less than five Business Days prior to the date on which the Letter of Credit is to be issued. In the event of a conflict between the terms of the LC Agreement and the terms of this Agreement, this Agreement shall control. The Borrower agrees to reimburse the Bank on demand for any drawing paid by the Bank under the Letter of Credit, together with interest thereon from the date of such demand at the Prime Rate per annum plus 2%.

              (c) The Borrower agrees to pay a nonrefundable commission with respect to the Letter of Credit at a rate per annum equal to 1.25% of the face amount of the Letter of Credit, computed on the basis of a 360-day year for the actual number of days for which such Letter of Credit is to be outstanding, which fee shall be due and payable in advance on the date of issuance of the Letter of Credit and each anniversary date thereafter. The Borrower also shall pay to the Bank a $250 opening fee for the Letter of Credit.

              (d) The Borrower's obligations under this Section 2.3 shall be absolute and unconditional under any and all circumstances, irrespective of any set-off, counterclaim or defense to payment that the Borrower may have or have had against the Bank or any beneficiary of the Letter of Credit. The Borrower also agrees with the Bank that the Bank shall not be responsible for, and the Borrower's reimbursement obligations under the Letter of Credit or the LC Agreement shall not be affected by, among other things, the validity or genuineness of any documents or of any endorsements thereon, even though such documents shall prove in fact to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of the Letter of Credit or any other party to which the Letter of Credit may be transferred, or any claims whatsoever of the Borrower against any beneficiary of the Letter of Credit or any such transferee, except for errors or omissions caused by the Bank's gross negligence or willful misconduct. The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with the Letter of Credit, except for errors or omissions caused by the Bank's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Bank under or in connection with the Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on the Borrower and shall not result in any liability of the Bank to the Borrower.

       SECTION 2.4. Termination Date. The Borrower and the Bank from time to time may agree to extend the Termination Date. During any such periods of extension, the remaining terms and conditions of this Agreement shall remain in full force and effect, and the Borrower shall execute and deliver any amendments or modifications to the Loan Documents as the Bank may require in connection with any such extension. Nothing in this Section 2.4 shall obligate the Bank to grant such extensions at any time.

       SECTION 2.5. Repayment of Loans. The obligation of the Borrower to repay the Loans, together with interest thereon, shall be evidenced by the Revolving Note issued to the Bank. The unpaid principal balance of the Revolving Note shall be payable to the Bank on the Termination Date.

       SECTION 2.6. Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, on each Interest Payment Date and on the Termination Date, at a rate per annum equal to LIBOR plus 1.35%. The interest rate on the Loans shall be determined based on the LIBOR in effect on the first Business Day of the calendar month in which the Closing Date falls, and shall be adjusted on the first Business Day of each succeeding calendar month to reflect LIBOR then in effect, with each such adjustment to be effective on the first day of such calendar month if not a Business Day.

       SECTION 2.7. Fees. In consideration of the Loans to be made by the Bank, the Borrower agrees to pay to the Bank an administrative fee equal to
 .25% per annum of the amount by which the Loan Commitment exceeds the outstanding balance of Loans, to be paid to the Bank in arrears on the last day of each calendar quarter, beginning on the last day of the calendar quarter next succeeding the Closing Date.

       SECTION 2.8. Increased Costs. If, as a result of any Regulatory Change or for any other reason, the Bank incurs Increased Costs, the Borrower agrees to pay such Increased Costs to the Bank within ten Business Days after receipt by the Borrower of the Bank's invoice therefor. The invoice will be accompanied by a written statement of the Bank setting forth in reasonable detail the basis and the calculation of the Increased Costs. The Bank's calculation shall include reasonable averaging and attribution methods to determine the Increased Costs attributable to the Loans and the Letter of Credit.

                                   ARTICLE 3
                           PAYMENTS AND COMPUTATIONS

       SECTION 3.1.    Payments.

              (a) The Borrower shall make each payment hereunder, under the Revolving Note and the other Loan Documents without setoff, deduction or counterclaim of any kind not later than 11:00 a.m. (Eastern time) on the day when due in U.S. dollars to the Bank at its address referred to in Section
10.2 in same day funds.

              (b) If any payment of principal, interest or fees is not made by the Borrower to the Bank within ten days of its due date, the Borrower agrees to pay to the Bank, a late charge equal to 5% of the amount of the payment. Upon the occurrence of an Event of Default and during the continuation of such Event of Default, interest shall accrue on the Loans at a per annum rate of 2% above the rate of interest that otherwise would be applicable, provided that such additional interest shall not begin to accrue unless the Bank gives the Borrower at least five days' prior written notice thereof and such Event of Default is not cured within such five-day period.

                (c) Whenever any payment hereunder or under the Revolving Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

        SECTION 3.2. Computations. All computations of interest, fees and other charges hereunder and under any Loan Document shall be made by the Bank on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or other amounts are payable. Each determination by the Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                                    ARTICLE 4
                                    GUARANTY

        SECTION 4.1. Guaranty Agreements. Payment of the Obligations shall be guaranteed by each Subsidiary of the Borrower pursuant to the provisions of the Guaranty Agreements.

                                    ARTICLE 5
                              CONDITIONS OF LENDING

        SECTION 5.1. Conditions Precedent to Initial Disbursement. The obligation of the Bank to make the initial Loan and to issue the Letter of Credit is subject to the condition precedent that the Bank shall have received on or before the day of the initial Loan and the issuance of the initial Letter of Credit the following, each in form and substance satisfactory to the Bank:

                (a) This Agreement and the LC Agreement executed by the Bank and the Borrower.

                (b)     The Revolving Note payable to the order of the Bank.

                (c) Certified copies of the resolutions of the Board of Directors of the Borrower approving each Loan Document, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each such Loan Document.

                (d) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document and the other documents to be delivered hereunder.

                (e) Certified copies of the charter and bylaws of the Borrower, together with a good standing certificate, dated not more than 30 days prior to the date hereof, from the appropriate governmental official of the jurisdiction in which the Borrower is incorporated.

                (f) A favorable opinion of Shaw, Pittman, Potts and Trowbridge, special counsel for the Borrower, in form and substance acceptable to the Bank.

                (g) Payment of all reasonable fees, costs and expenses related to the Loans and the Loan Documents, including, but not limited to, the reasonable fees and expenses of counsel to the Bank.

        SECTION 5.2. Conditions Precedent to Each Borrowing. The obligation of the Bank to make any Loan and the obligation of the Bank to issue the Letter of Credit shall be subject to the further conditions precedent that on the date of such Loan or the issuance of the Letter of Credit:

                (a)     The following statements shall be true:

                        (1) The representations and warranties contained in each Loan Document are correct on and as of the date of disbursement of such Loan or issuance of the Letter of Credit, before and after giving effect to such Loan the Letter of Credit and to the application of the proceeds therefrom, as though made on and as of such date, and

                        (2) No Default or Event of Default has occurred and is continuing, or would result from such Loan or Letter of Credit or from the application of the proceeds therefrom.

                (b) After giving effect to such Loan or the Letter of Credit, the Funded Debt Ratio shall not exceed 1 to 1.

        SECTION 5.3. Conditions Subsequent to Closing. Within 30 days following the Closing Date, the Borrower shall deliver to the Bank, each in form and substance satisfactory to the Bank:

                (a) A Guaranty Agreement duly executed by each Subsidiary of the Borrower.

                (b) A certificate of the Secretary or an Assistant Secretary of each Subsidiary certifying the names and true signatures of the officers of each Subsidiary authorized to sign each Guaranty Agreement.

                (c) Certified copies of the charter and bylaws of each Subsidiary, and, for each domestic Subsidiary, a good standing certificate, dated not more than 30 days prior to the date hereof, from the appropriate governmental official of the jurisdiction in which each Subsidiary is incorporated.

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

        SECTION 6.1. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                (a) Incorporation, Good Standing. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is duly qualified to transact business in each jurisdiction in which such qualification is required. The Borrower has no Subsidiaries as of the date hereof other than the Subsidiaries listed on
Schedule 6.1(a) attached hereto.

                (b) Corporate Power and Authority. The execution, delivery and performance by the Borrower of each Loan Document are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (1) the Borrower's charter or bylaws, or (2) any law or contractual restriction binding on or affecting the Borrower, and do not result in or require the creation of any Lien upon or with respect to any of its properties.

                (c) No Authorizations. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or of stockholders is required for the due execution, delivery and performance by the Borrower of any Loan Document.

                (d) Legally Enforceable Agreement. This Agreement is, and each other Loan Document to which the Borrower will be a party when delivered hereunder will be, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

                (e) Financial Statements. The financial statements of the Borrower, furnished to the Bank in connection with this Agreement, fairly present the financial condition of the Borrower as of the dates of such statements and the results of the operations of the Borrower for the periods covered thereby, all in accordance with GAAP, and since the dates thereof, there has been no material adverse change in such condition or operations.

                (f) Litigation. Other than the actions or proceedings listed on Schedule 6.1(f) attached to this Agreement, there is no pending or, to the best of the Borrower's knowledge, threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator, that may materially adversely affect the financial condition or operations of the Borrower or that purports to affect the legality, validity or enforceability of this Agreement or any Loan Document to which the Borrower is a party.

                (g) Use of Proceeds. No proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 except in connection with acquisitions permitted by this Agreement.

                (h) Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan shall be used to purchase or carry any Margin Stock (except in connection with acquisitions permitted by this Agreement) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

                (i) Ownership and Liens. The Borrower has title to all of its assets, and none of such assets is subject to any Lien, except such Liens as are permitted by this Agreement.

                (j) ERISA. Except as set forth on Schedule 6.1(j), the Borrower has not incurred any material "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has the Borrower incurred any material liability to the PBGC in connection with any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) established or maintained by the Borrower. None of the employee pension benefit plans (as defined above) of the Borrower, nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, that could subject such plans or any of them, any such trust, or any trustee or administrator thereof, or any party dealing with such plans or any such trust to any material liability or tax or penalty on prohibited transactions imposed by such Sections 406 or 4975. Neither the Borrower nor any Affiliate of the Borrower is now, or at any time in the past has been, obligated to make contributions to a "multiemployer plan," as such term is defined in Section 4001(a)(3) of ERISA.

                (k) Taxes. The Borrower has filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies shown thereon to be due, including interest and penalties.

                (1) Debt. The Borrower is not in any manner directly or contingently obligated with respect to any Debt that is not permitted by this Agreement. The Borrower is not in default with respect to any Debt.

                (m) Material Contracts. Attached hereto as Schedule 6.1(m) is a correct and complete list, as of the date of this Agreement, of each Material Contract. Neither the Borrower, any Subsidiary nor any other party thereto is in material default under any Material Contract.

                (n) Intellectual Property. The Borrower and its Subsidiaries, taken as a whole, own such Intellectual Property as is required or necessary for the conduct of the business of the Borrower as now conducted or proposed to be conducted.

                (o) Compliance with Laws. The Borrower is in compliance in all material respects with all applicable laws and regulations.

                (j) True and Complete Information. All factual and financial information (taken as a whole) previously furnished to the Bank in connection with this Agreement, the Loans or the Revolving Note by the Borrower is, and all factual and financial information (taken as a whole) furnished to the Bank by the Borrower after the date of this Agreement will be, true and accurate in all material respects on the date on which such information is dated, certified or furnished, and is not, and will not be, incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

                (q) Subsidiaries. The Borrower and its Subsidiaries will be engaged as an integrated group in providing goods and services to their respective customers. The integrated operation will require financing on such a basis that credit supplied to the Borrower be made available from time to time to Subsidiaries of the Borrower, as required for the successful operation of the Borrower and its Subsidiaries separately, and the integrated operation as a whole. In that connection, the Borrower and its Subsidiaries will request that the Bank provide the Loans to the Borrower (to be made available as needed to the Subsidiaries) to finance such operation. To induce the Bank to extend credit, each Subsidiary will execute and deliver to the Bank a Guaranty Agreement. Each Subsidiary will derive benefit, directly and indirectly, from the credit so extended to the Borrower, both in its separate capacity and as a member of the integrated group.

                (r) Year 2000. The Borrower and each Subsidiary has undertaken reasonable efforts to determine whether all material Date Affected Information Technology used in the business operations of the Borrower and each Subsidiary is Fully Date Capable, and, to the extent necessary, the Borrower and each Subsidiary has initiated efforts to make its material Date Affected Information Technology Fully Date Capable prior to the date that the failure to be Fully Date Capable would adversely affect the operation thereof.

                (s) Burdensome Provisions. To the actual knowledge of the Principal Officers, neither the Borrower nor any Subsidiary is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, governmental approval or applicable law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower does not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a governmental authority will be so burdensome as to have a Material Adverse Effect.

                (t) Absence of Defaults. No event has occurred and is continuing which constitutes a Default or an Event of Default. No event has occurred and is continuing which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Company under any Material Contract or judgment, decree or order to which any Company is a party or by which any Company or any of its properties may be bound or which would require any Company to make any payment thereunder prior to the scheduled maturity date therefor.

       SECTION 6.2 Survival of Representations and Warranties, Etc. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower to the Bank pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the date hereof and delivered to the Bank in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the date hereof, the Closing Date and at and as of the date of the disbursement of any Loan or issuance of the Letter of Credit, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date). All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents, the making of the Loans and the issuance of the Letter of Credit.

                                  ARTICLE 7
                          COVENANTS OF THE BORROWER

       SECTION 7.1 Affirmative Covenants. So long as the Revolving Note shall remain unpaid, the Letter of Credit is outstanding or the Loan Commitment shall remain in effect hereunder, the Borrower shall, unless the Bank shall otherwise consent in writing:

              (a) Compliance with Laws, etc. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

              (b)    Reporting Requirements. Furnish to the Bank:

                     (1) As soon as available and, in any event, within 45 days after the end of each fiscal quarter of the Borrower, unaudited financial statements consisting of consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such accounting month, and consolidated and consolidating statements of operations, cash flows and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the last day of such fiscal quarter, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP. Such financial statements and reports shall be certified to be accurate by a Principal Officer;

                     (2) As soon as available and, in any event, within 120 days after the end of each fiscal year of the Borrower, financial statements consisting of consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and consolidated and consolidating statements of operation, cash flows and retained earnings of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP. Such consolidated financial statements shall be audited and accompanied by an opinion thereon acceptable to the Bank of an independent certified public accounting firm selected by the Borrower and acceptable to the Bank;

                     (3) Promptly upon receipt thereof, copies of any reports submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with the annual audit examination of the financial statements of the Borrower or any Subsidiary made by such accountants;

                     (4) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary, that, if determined adversely to the Borrower or any such Subsidiary, could have a Material Adverse Effect;

                     (5) As soon as possible and, in any event, within ten days after the discovery by a Principal Officer of an event or occurrence that constitutes a Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action that is proposed to be taken by the Borrower with respect thereto;

                     (6) Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange;

                     (7) Within 45 days after the end of each fiscal quarter, a duly completed Covenant Compliance Certificate of a Principal Officer containing calculations of the financial covenants set forth in
Section 7.3;

                     (8) Written notice of any new appointments to the offices held by any Principal Officer within ten days after any such appointment;

                     (9) Within 30 days after the beginning of each fiscal year, consolidated balance sheets, income statements and cash flows of the Borrower and its Subsidiaries setting forth projections for each month of the such fiscal year, and setting forth in reasonable detail the assumptions underlying such projections;

                     (10) Prompt notice of any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any Subsidiary which has had or may have a Material Adverse Effect;

                     (11) Promptly after entering into any Material Contract or amendment thereof, a notice containing a description of such Material Contract or amendment (with copies thereof if requested by the Lender), and prompt written notice of the termination or breach by any Person of a Material Contract; and

                     (12) Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Bank from time to time reasonably may request in writing.

              (c) Maintenance of Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

              (d) Maintenance of Records. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Borrower and the Subsidiaries.

              (e) Maintenance of Properties. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its franchises, patents, copyrights, trademarks, licenses and other properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted; provided that nothing herein shall preclude the transfer by the Borrower of its Intellectual Property to a Subsidiary of the Borrower.

              (f) Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.

              (g) Right of Inspection. At any reasonable time and from time to time, upon at least two Business Days' prior written notice from the Bank to the Borrower, permit the Bank or any agent or representative of the Bank to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower's independent accountants.

              (h) Compliance with ERISA. With respect to any employee benefit plan or plans covered by Title IV of ERISA, the Borrower will not permit (1) any prohibited transaction or transactions under ERISA or the Code that result, or may result, in liability to the Borrower exceeding in the aggregate $500,000, or (2) any reportable event under ERISA if, upon termination of the plan or plans with respect to which one or more such reportable events shall have occurred, there is or would be any liability of the Borrower to the PBGC exceeding in the aggregate $500,000. Neither the Borrower nor any Affiliate or Subsidiary of the Borrower shall adopt, establish or become a party to any multiemployer plan.

              (i) Business Line. Remain, and cause each Subsidiary to remain, in substantially the same lines of business as those conducted on the date of this Agreement.

              (j) Year 2000 Compliance. Initiate and maintain a program to identify any Date Affected Information Technology used in the business operations of the Companies that is not Fully Date Capable, and, in connection therewith, undertake in good faith to make all material Date Affected Information Technology used in such business operations Fully Date Capable prior to the date that the failure to be Fully Date Capable would adversely affect the operation thereof. The Borrower shall advise the Bank in the event that the Borrower has reason to believe that any other material Date Affected Information Technology will not be Fully Date Capable prior to the date that the failure to be Fully Date Capable would adversely affect the operation thereof, and advise the Bank in the event that the Borrower has reason to believe that it will be adversely affected by the failure of any affiliated or nonaffiliated entity to have its Date Affected Information Technology Fully Date Capable. The Borrower agrees to provide the Bank, upon request, access to and copies of information necessary to permit the Lender to determine whether the Borrower's Date Affected Information Technology is, or will be, Fully Date Capable, including, without limitation, (i) minutes, resolutions and reports to and from the Borrower's Board of Trustees or committee thereof, (ii) internally generated reports, consultant reports or auditor's report regarding the status of the Borrower's Date Affected Information Technology, (iii) all documents relating to a "Year 2000" program, and (iv) officer certificates or other statements requested by the Bank regarding status of Date Affected Information Technology. The Borrower acknowledges that the Bank's right to receive, or the Bank's receipt of, the foregoing information does not impose any obligation on the Bank to assess the accuracy or effect of such information, or to recommend or require remedial action of any kind.

       SECTION 7.2 Negative Covenants. So long as the Revolving Note shall remain unpaid, the Letter of Credit is outstanding or the Loan Commitment shall remain in effect hereunder, the Borrower shall not, without the written consent of the Bank;

              (a) Liens, etc. Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except: (1) Liens in favor of the Bank; (2) Liens that are incidental to the conduct of the business of the Borrower or any Subsidiary, are not incurred in connection with the obtaining of credit and do not materially impair the value or use of assets of the Borrower or any Subsidiary; (3) Liens on fixed assets in existence on the date of this Agreeement and described on Schedule 7.2(a) attached to this Agreement; (4) Liens arising out of the Heller Agreement with respect to accounts receivable sold thereunder (5) purchase-money Liens, whether now existing or hereafter arising (including those arising out of a Capital Lease) on any fixed assets provided that (i) any property subject to a purchase-money Lien is acquired by the Borrower or any Subsidiary in the ordinary course of its respective business and the Lien on any such property is created contemporaneously with such acquisition, (ii) each such Lien shall attach only to the property so acquired, and (iii) at the time of incurrence of such Debt or after giving effect thereto, no Default should have occurred and be continuing; (6) Liens on assets leased by the Borrower or any Subsidiary pursuant to an Operating Lease, and (7) Liens on Unrestricted Margin Stock.

              (b) Debt. Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any Debt, except:
(1) the Obligations; (2) Debt in existence on the date of this Agreement and described on Schedule 7.2(b) attached to this Agreement; (3) Debt of the Borrower or any Subsidiary subordinated to the Obligations on terms satisfactory to the Bank; (4) Debt of any Subsidiary to the Borrower or another Subsidiary, subject to the limitations set forth in Section 7.2(g);
(5) ordinary trade accounts payable; (6) Debt of the Borrower or any Subsidiary (including Debt arising out of a Capital Lease) secured by purchase-money Liens permitted by this Agreement; and (7) Interest Rate Hedge Agreements with the Bank or any of its Affiliates.

              (c) Dividends, etc. Declare or pay any dividends or make distributions to its shareholders; or purchase, redeem, retire or otherwise acquire for value any of its capital stock or equity interests now or hereafter outstanding; or make any distribution of assets to its stockholders, whether in cash, assets or other obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of, any shares of its capital stock or equity interests; or make any other distribution by reduction of equity capital or otherwise in respect of any of its capital stock equity interests; or permit any of its Subsidiaries to do any of the foregoing or otherwise acquire for value any stock or other equity interest in the Borrower or another Subsidiary (collectively, the "Restricted Payments"), except that
(1) a Company may declare and deliver dividends and make distributions payable in common stock of such Company, (2) a Company may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock, (3) any Subsidiary may pay dividends to the Borrower or to another Subsidiary, and (4) provided that no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect thereto, a Company may make a Restricted Payment.

                (d) Mergers, etc. Merge or consolidate with any Person, or permit any Subsidiary to do so, except for mergers in connection with investments permitted by this Agreement, provided that (1) the Borrower or a Subsidiary is the surviving entity and the Bank receives, at least ten Business Days prior to the effective date thereof, a pro-forma Covenant Compliance Certificate giving effect to the merger, (2) at the time of such merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (3) if the calculations required by Section 7.3 were done as of the effective date of the merger, the Borrower would be in compliance with all of the covenants set forth in Section 7.3.

                (e) Sale and Leaseback; Synthetic Leases. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer or otherwise dispose of, any real or personal property to any Person and thereafter, directly or indirectly, lease back the same or similar property, or enter into any Synthetic Lease.

                (f) Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, accounts receivables and leasehold interests), except: (1) for goods and services sold or leased in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; (3) that any Subsidiary may sell, lease, assign or otherwise transfer its assets to the Borrower; (4) the Borrower may sell, lease, assign or otherwise transfer its assets to any Subsidiary that has become a party to the Loan Documents in accordance with the provisions of Article 8 of this Agreement, provided that the aggregate amount of assets sold, leased, assigned or otherwise transferred to foreign Subsidiaries after December 31, 1998, shall not exceed $500,000 in the aggregate, (5) the Borrower may sell accounts receivable pursuant to the terms of the Heller Agreement, (6) the Borrower may issue warrants for the purchase of its common stock as part of the consideration payable for the reacquisition of the distribution rights in France for certain mainframe computer products; and (7) the Borrower or any Subsidiary may sell, lease, assign, transfer or otherwise dispose of any Unrestricted Margin Stock.

                (g) Loans. Make or permit to exist, or permit any Subsidiary to make or permit to exist, any loan or advance to any Person except for (1) loans not exceeding $500,000 in the aggregate at any time outstanding, (2) travel advances to employees made in the ordinary course of business, (3) loans from any Subsidiary to the Borrower and (4) loans from the Borrower to its Subsidiaries, provided that the aggregate amount of loans to foreign Subsidiaries outstanding at any time shall not exceed $500,000 in excess of the aggregate amount of such loans outstanding on December 31, 1998.

                (h) Guaranties, etc. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to, any liability arising out of any agreement to purchase any obligation, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Person, or permit any such guaranties or liabilities to exist, except (1) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the guarantees by the Borrower and its Subsidiaries of their respective contractual obligations, (3) repurchase obligations of the Borrower under the Heller Agreement and (4) the Guaranty Agreements.

                (i) Acquisitions. Purchase, acquire or hold, or permit any Subsidiary to purchase, acquire or hold all or substantially all of the assets of any Person, any capital stock of or ownership interest in any other Person, or any debt or equity securities issued by any Person except that the Borrower or a Subsidiary may consummate any such transaction if (1) no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, (2) such Person is in substantially the same line of business as the Borrower and will become a Subsidiary of the Borrower or will be merged into the Borrower or one of its Subsidiaries, (3) the Bank receives, at least ten Business Days prior to the effective date of the consummation of any such transaction, a pro forma Covenant Compliance Certificate giving effect to such consummation, and (4) if the calculations required by Section 7.3 were done as of the effective date of such consummation, the Borrower would be in compliance with all of the covenants set forth in Section 7.3.

                (j) Transactions with Affiliates. Except for transactions between the Borrower and its Subsidiaries, enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be applicable in a comparable arm's-length transaction with a Person not an Affiliate.

        SECTION 7.3. Financial Covenants. So long as the Revolving Note shall remain unpaid, the Letter of Credit remains outstanding or the Loan Commitment shall remain in effect hereunder, the Borrower agrees that:

                (a) Funded Debt Ratio. The Funded Debt Ratio of the Borrower shall not exceed 1 to 1 at any time.

                (b) Current Ratio. The Current Ratio shall not be less than 1 to 1 at any time.

                (c) Tangible Net Worth. Tangible Net Worth shall not be less than $20,000,000 at any time.

                                    ARTICLE 8
                 SUBSIDIARIES BECOMING PARTIES TO LOAN DOCUMENTS

        SECTION 8.1. Conditions Precedent. Each Subsidiary that is in existence on the date hereof or that is formed or acquired after the date of this Agreement shall become jointly and severally liable with the other Subsidiaries under the Guaranty Agreements, subject to the satisfaction of the following conditions precedent:

                (a) The Subsidiary shall execute and deliver to the Bank a Guaranty Agreement.

                (b) All legal matters incident to such Subsidiary becoming a party to the Loan Documents shall be satisfactory to counsel for the Bank, and the Subsidiary shall execute and deliver to the Bank such additional documents and certificates relating to the Loans as the Bank reasonably may request.

                (c) The Subsidiary shall have delivered the following documents to the Bank, each of which shall be certified as of the date on which the Subsidiary is to become a party to the Loan Documents, by the secretary of the Subsidiary: (1) copies of evidence of all corporate actions taken by the Subsidiary to authorize the execution and delivery of the Guaranty Agreement;
(2) copies of the articles or certificate of incorporation and bylaws of the Subsidiary; and (3) a certificate as to the incumbency and signatures of the officers of the Subsidiary executing the Guaranty Agreement.

                (d) For each domestic Subsidiary, the Bank shall have received a certificate of good standing or formation (or similar instrument) issued by the appropriate state official of the state of incorporation of the Subsidiary, dated within 30 days of the date of the applicable Guaranty Agreement.

                                    ARTICLE 9
                                EVENTS OF DEFAULT

        SECTION 9.1. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                (a) Failure of the Borrower to pay any Obligation to the Bank including, without limitation, the principal of or interest on the Revolving Note, the LC Agreement or any of the Loans, when the same shall become due and payable, whether at maturity, as a result of the Bank's demand for payment or otherwise, and such failure shall continue for a period of ten days; or

                (b) Failure of the Borrower or any Subsidiary to perform or observe any covenant or agreement contained in Sections 7.2 or 7.3 of this Agreement within ten days after receipt of notice from the Bank specifying such failure; or

                (c) Failure of the Borrower or any Subsidiary to perform or observe any other term, condition, covenant, warranty, agreement or other provision contained in this Agreement or any other Loan Document (except any such failure resulting in the occurrence of another Event of Default described in this Section), within 30 days after receipt of notice from the Bank specifying such failure; or

                (d) Discovery by the Bank that any representation or warranty made, or deemed made under the terms of this Agreement, by the Borrower or any Subsidiary in this Agreement or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement or any other Loan Document (including any Covenant Compliance Certificate) or in connection with any borrowing under this Agreement was materially untrue or is breached in any material respect, and the failure of the Borrower to cure the same within ten days after receipt of notice from the Bank; or

                (e) If, as a result of default, any other obligation of the Borrower or any Subsidiary for the payment of any Debt in excess of $250,000 becomes or is declared to be due and payable prior to the expressed maturity thereof, unless and to the extent that the declaration is being contested in good faith in a court of appropriate jurisdiction; or

                (f) If the Borrower or any Subsidiary makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of the Borrower or any Subsidiary or any substantial part of its property, or commences any proceeding relating to the Borrower or any Subsidiary under any reorganization, arrangement, readjustments of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or

                (g) If, within 60 days after the filing of a bankruptcy petition or the commencement of any proceeding against the Borrower or any Subsidiary seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if, within 60 days after the appointment, without the consent or acquiescence of the Borrower or any Subsidiary, of any trustee, receiver or liquidator of the Borrower or any Subsidiary or of all or any substantial part of the properties of the Borrower or any Subsidiary, the appointment shall not have been vacated; or

                (h) Any uninsured judgment against the Borrower or any Subsidiary in excess of $250,000 or any attachment in excess of $250,000 against any property of the Borrower or any Subsidiary that remains unpaid, undischarged, unbonded or undismissed for a period of 30 days, unless and to the extent that the judgment or attachment is appealed in good faith in a court of higher jurisdiction and the appeal remains pending; or

                (i) A material adverse change occurs in the financial or business condition of the Borrower or of the Borrower and its Subsidiaries, taken as a whole, which is not cured by the Borrower within ten days after receipt of notice from the Bank; or

                (j) The dissolution, liquidation or termination of existence of the Borrower or any Subsidiary, except as permitted by Sections 7.2(d) and
Section 7.2(f)(3); or

                (k) If the Borrower fails to give the Bank any notice required by this Agreement within ten days after the occurrence of the event giving rise to the obligation to give such notice, provided that such failure to give notice shall not constitute an Event of Default if the applicable Event of Default or breach is cured within any grace period that otherwise would have been applicable had the notice been timely given; or

                (1) If any of the following events shall occur or exists with respect to the Borrower or any employee benefit or other plan established, maintained or to which contributions have been made by the Borrower, any Affiliate of the Borrower or any other Person that, together with the Borrower, would be treated as a single employer under Section 4001 of ERISA, the Bank reasonably determines that the financial condition of the Borrower would be materially and adversely affected thereby and the event shall not be cured by the Borrower within ten days after receipt of notice from the Bank: (1) any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), (2) any reportable event (as defined in Section 4043 of ERISA and the regulations issued thereunder), (3) the filing under Section 4041 of ERISA of a notice of intent to terminate any such plan or the termination of such plan, or
(4) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; or

                (m) The occurrence of an event of default under any other Loan Document or under any Interest Rate Hedge Agreement between the Borrower and the Bank or any Affiliate of the Bank which is not cured within any applicable grace period; or

                (n) if any Loan Document ceases to be in full force and effect; or

                (o)     a Change in Control shall occur.

        then, and in any such event, the Bank (1) may, by notice to the Borrower, declare the obligation of the Bank to make Loans or to issue or renew the Letter of Credit to be terminated, whereupon the same shall forthwith terminate, and (2) may, by notice to the Borrower, declare the Revolving Note, the Loans and all other Obligations, all interest thereon and all other amounts payable under this Agreement, to be forthwith due and payable, whereupon the Obligations, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that if an Event of Default occurs under Sections 9.1(f) or 9.1(g) above, (i) the obligation of the Bank to make Loans or to issue or renew the Letter of Credit shall automatically be terminated, and (ii) the Obligations, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. After the occurrence of an Event of Default, the Bank may require the Borrower to pay, and the Borrower agrees to pay, to the Bank an amount of cash equal to the aggregate amount of the Letter of Credit then outstanding, and any amounts paid by the Borrower shall be held by the Bank in a cash collateral account for the benefit of the Bank, over which the Bank shall have the exclusive power of withdrawal, as security for the Obligations arising out of the Letter of Credit and the LC Agreement.

                                   ARTICLE 10
                                 MISCELLANEOUS

        SECTION 10.1. Amendments, etc. No amendment or waiver of any provision of this Agreement, the Revolving Note or any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 10.2. Notices, etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered by hand or sent, prepaid, by Federal Express (or a comparable overnight delivery service), if to the Borrower, at its address at 8000 Towers Crescent Drive, Vienna, Virginia 22182-2700, Attention: Chief Financial Officer, with a copy of default notices to Vice President - Legal Administration, at the same address; if to the Bank at 515 King Street, Alexandria, Virginia 22314, Attention: Charles R. Youles; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. Any such notice or other communication, when mailed, telecopied, telegraphed, telexed, cabled, delivered by hand or sent overnight, shall be effective on the earliest of (a) the date it is actually received or telecopied, telexed (confirmed by telex answerback), or delivered by hand, (b) the Business Day after the day on which it is properly delivered to a telegraph or cable company or to Federal Express (or a comparable overnight delivery service), as applicable, or (c) the third Business Day after the day on which it is deposited in the United States mail, except that notices and communications to the Bank pursuant to Article 2 shall not be effective until received by the Bank.

        SECTION 10.3. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 10.4. Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

        SECTION 10.5. Survival of Agreements. All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the making, issuance and renewal of the Loans and Letters of Credit hereunder.

        SECTION 10.6. Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Bank on demand for all its reasonable costs and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement or modification to, the Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Bank; (b) upon the occurrence of an Event of Default, to pay or reimburse the Bank for all of its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Bank; (c) to pay, indemnify and hold the Bank harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable by the Borrower or any Subsidiary in connection with the execution and delivery or consummation of any of the transactions contemplated by, or any amendment, supplement or modification to, or any waiver or consent under or in respect of, the Loan Documents and any such other documents; and (d) to pay, indemnify and hold the Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or relating to the making or maintaining of the Loans or the issuance of the Letter of Credit, or the enforcement, performance and administration of the Loan Documents and any such other documents, or expenses or other liabilities arising out of any bankruptcy or insolvency proceeding of the Borrower (all of the foregoing, collectively, the "indemnified liabilities"), provided, that the Borrower shall not have any obligations hereunder to the Bank with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Bank. The agreements in this Section 10.6 shall survive repayment of the Revolving Note and all other Obligations.

        SECTION 10.7. Right of Set-off. Upon (a) the failure of the Borrower to make any payment owed to the Bank when due under any Loan Document or (b) the occurrence and during the continuance of any Event of Default after expiration of any applicable cure period, the Bank is hereby authorized at any such time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, whether or not the Bank shall have made any demand under this Agreement or any such Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Bank may have.

        SECTION 10.8. Waiver. EACH OF THE BORROWER AND THE BANK EXPRESSLY WAIVES ITS RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION OR OTHER DISPUTE RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

        SECTION 10.9. Severability. If any provision of any Loan Document is held to be illegal, invalid or unenforceable under present or future laws during the term of this Agreement, such provision shall be fully severable, such Loan Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of such Loan Document, and the remaining provisions of such Loan Document shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from such Loan Document.

        SECTION 10.10. Entire Agreement. Except for the other Loan Documents expressly referred to herein, this Agreement represents the entire agreement between the Bank and the Borrower, supersedes all prior commitments and may be modified only by an agreement in writing.

        SECTION 10.11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that no Company shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

        SECTION 10.12. Governing Law. This Agreement and each other Loan Document shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.

        SECTION 10.13. Accounting Terms. All accounting terms used herein that are not otherwise expressly defined in this Agreement shall have the meanings respectively given to them in accordance with GAAP in effect on the date of this Agreement. Except as otherwise provided herein, all financial computations made pursuant to this Agreement shall be made in accordance with GAAP and all balance sheets and other financial statements shall be prepared in accordance with GAAP. Except as otherwise provided herein, whenever reference is made in any provision of this Agreement to a balance sheet or other financial statement or financial computation with respect to the Borrower, such terms shall mean a consolidated balance sheet or other financial statement or financial computation, as the case may be, with respect to the Borrower and its Subsidiaries.

        SECTION 10.14. Confidentiality. Except as otherwise provided by applicable law, the Bank shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature (as described in a separate letter from the Bank to the Borrower) and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of its Affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably required by any bona fide assignee, participant or other transferee in connection with the contemplated transfer of any Loan or participations therein (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required by any governmental authority or representative thereof or pursuant to legal process; (d) to the Bank's independent auditors, counsel and other professional advisors (provided they shall be notified of the confidential nature of the information); and (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Lender of rights hereunder or under any of the other Loan Documents.

        SECTION 10.15. Limitation of Liability. The Borrower hereby waives, releases, and agrees not to sue the Bank or any of the Bank's Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

        SECTION 10.16. Consent to Jurisdiction. Each party to this Agreement hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of the Circuit Court for Fairfax County, Virginia, or the United States District Court for the Eastern District of Virginia, Alexandria Division, over any suit, action or proceeding arising out of or relating to this Agreement, any Loan Document or the Obligations. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. The foregoing provisions shall not limit the right of the Bank or any other party hereto to serve process in any other manner permitted by law or limit the right of the Bank or other party hereto to bring any suit, action or proceeding or to obtain execution on any judgment rendered in any suit, action or proceeding in any other appropriate jurisdiction or in any other manner.

        SECTION 10.17. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                            BORROWER:

                                            LANDMARK SYSTEMS CORPORATION,
                                            a Virginia corporation

                                            By: /s/ F. S. ROLANDI
                                               ---------------------------------
                                            Name: F. S. Rolandi
                                                 -------------------------------
                                            Title: VP & CFO
                                                  ------------------------------


                                            BANK:

                                            CRESTAR BANK,
                                            a Virginia banking corporation

                                            By: /s/ CHARLES R. YOULES
                                               ---------------------------------
                                                    Charles R. Youles
                                                    Vice President

                         LIST OF SCHEDULES AND EXHIBITS


Schedule 6.1(a)  --  Subsidiaries
Schedule 6.1(f)  --  Pending or Threatened Litigation
Schedule 6.1(j)  --  401(k) Plan Disclosure
Schedule 6.1(m)  --  Material Contracts
Schedule 7.2(a)  --  Outstanding Liens
Schedule 7.2(b)  --  Outstanding Debt

Exhibit A        --  Covenant Compliance Certificate
Exhibit B        --  Form of Guaranty Agreement
Exhibit C        --  Revolving Promissory Note
Exhibit D        --  Request for Borrowing

                                SCHEDULE 6.1(A)

                                  SUBSIDIARIES

Foreign:

Landmark Systems Pacific Pty. Ltd ("Australian Sub")
Landmark Systems (UK) Limited ("UK Sub")
Landmark Systems (HK) Ltd. ("HK Sub")
Landmark Systems GmbH ("German Sub")
Landmark Systems Benelax BV ("Netherlands Sub")
Landmark Systems Nordic, AB ("Swedish Sub")


Domestic:

Landmark Technology Holdings Corporation ("Delaware Sub")
Landmark Systems International, Inc.

                                 SCHEDULE 6.1(F)

                        PENDING OR THREATENED LITIGATION

                                      NONE

                                 SCHEDULE 6.1(J)

                             401(K) PLAN DISCLOSURE


        Landmark Systems Corporation ("Landmark"), in its capacity as plan sponsor and then plan administrator of the Landmark Systems Corporation Profit Incentive/401(k) Plan (the "Plan") failed to timely adopt certain Plan amendments required by regulatory changes. Landmark has retained counsel to assist with rectifying this matter with the Internal Revenue Service. Based on Landmark's factual investigation and initial discussions with counsel, Landmark's Principal Officers do not presently believe that any possible resulting payment of penalties, fines or other costs will have a material effect on Landmark.

                                 SCHEDULE 6.1(M)

                               MATERIAL CONTRACTS


(1) March 30, 1998 (New Headquarters) Lease as amended, between Landmark Systems Corporation and Boston Properties Limited Partnership.

(2) December 5, 1997 (Existing Headquarters) Sublease as amended, between Landmark Systems Corporation and MicroStrategy, Inc.

                                 SCHEDULE 7.2(A)

                                OUTSTANDING LIENS


As set forth in the December 29, 1998 Agreement between Landmark Systems Corporation and Heller Financial Leasing, Inc., previously disclosed to the bank.

                                 SCHEDULE 7.2(B)

                                OUTSTANDING DEBT


NONE

                                    EXHIBIT A

                    FORM OF COVENANT COMPLIANCE CERTIFICATE

Report Date ____________


                  QUARTERLY COVENANT COMPLIANCE CERTIFICATE


In connection with the terms of the Credit Agreement dated _____________, 1999 (the "Agreement") between Crestar Bank (the "Bank"), and Landmark Systems Corporation (collectively, the "Borrower"), the undersigned does hereby certify to the Bank that the following information is true and complete. As of the date hereof, as shown in the below sections, no Default or Event of Default has occurred and is continuing, and the Borrower is in compliance with all of the covenants contained in the Agreement. All terms are as defined in the Agreement.

For fiscal quarter ending ___________, _________

Tangible Net Worth shall not be less than $20,000,000   Actual_________________

Current Ratio shall not be less than 1.0 to 1.0         Actual_________________

Funded Debt Ratio shall not exceed 1.0 to 1.0           Actual_________________

Borrower is not in default under the Heller Agreement. Further, Borrower has sold accounts receivable valued at $_________ under the Heller Agreement during this quarterly period. Attached is a schedule supporting this sale of accounts receivable exhibiting any offsets, repurchases or other reductions under the Heller Agreement.

Landmark Systems Corporation

By:_________________________                           Date:________________

Its:________________________

                                                                     Exhibit B

                          FORM OF GUARANTY AGREEMENT


        THIS GUARANTY AGREEMENT (as amended, modified or supplemented from time to time, this "Guaranty"), dated as of March __, 1999, is made by ______________________, a ______________________________ (the "Guarantor," and
together with any other guarantor from time to time executing and delivering to the Bank a counterpart of this Guaranty, collectively, the "Guarantors," and individually, a "Guarantor"), in favor of CRESTAR BANK, a Virginia banking corporation (the "Bank").

                                  RECITALS:

        A. Landmark Systems Corporation, a Virginia corporation (the "Borrower") and the Bank are parties to the Credit Agreement, dated as of March ___, 1999 (as further amended, modified or supplemented from time to time, the "Credit Agreement," the terms defined therein and not otherwise defined herein being used herein as therein defined). Pursuant to Article 8 of the Credit Agreement, the Guarantor is required to execute and deliver this Guaranty.

        B. By executing and delivering to the Bank this Guaranty, the Guarantor may receive a portion of the proceeds of the Loans under the Credit Agreement and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement.

        NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to continue to make Loans under the Credit Agreement, the Guarantor hereby agrees as follows:

        SECTION 1. Guaranty. The Guarantor hereby unconditionally guarantees the punctual payment upon demand by the Bank, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Credit Agreement, the Revolving Note, any Interest Rate Hedge Agreement between the Borrower and the Bank (or any Affiliate of the Bank), the Letter of Credit, the LC Agreement and each other Loan Document, whether for principal, interest, fees, expenses or otherwise (such obligations being hereinafter collectively referred to as the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Bank in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower under the Credit Agreement, the Revolving Note and any such Interest Rate Hedge Agreement but for the fact that they are unenforceable or not allowable, including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans, and interest accruing at the then-applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding. The Guarantor hereby agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, upon demand or other notice, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full upon demand (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The Guarantor agrees that, as between the Guarantor and the Bank, the obligations of the Borrower under the Credit Agreement and the other Loan Documents may be declared to be forthwith due and payable as provided in Section 9.1 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section) for purposes of this Section notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower, and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations shall forthwith become due and payable by the Guarantor.

        SECTION 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Revolving Note, any Interest Rate Hedge Agreements and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Bank with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional, irrespective of:

               (a) any lack of validity or enforceability of the Credit Agreement, the Revolving Note, any Interest Rate Hedge Agreement or any other agreement or instrument relating thereto;

               (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, the other Loan Documents or any Interest Rate Hedge Agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

               (c) any taking, exchange, release or non-perfection of any collateral provided as security for the Guaranteed Obligations, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

               (d) any manner of application of any such collateral described above, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any such collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower or any of its Subsidiaries;

               (e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries; or

               (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.


This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy or reorganization of the Borrower or any of its Subsidiaries or otherwise, all as though such payment had not been made.

        SECTION 3. Waiver. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice other than demand for payment with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Bank protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any security. Without limiting the generality of the foregoing, the Guarantor waives any rights afforded by Sections 49-25 and 49-26 of the Code of Virginia of 1950, as amended.

        SECTION 4. Subrogation. The Guarantor will not exercise any rights that the Guarantor may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full and the Loan Commitment and the Letter of Credit shall have expired or terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to the later of (a) the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the expiration or termination of the Loan Commitment and the Letter of Credit, such amount shall be held in trust for the benefit of the Bank, and shall forthwith be paid to the Bank to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement, or to be held by the Bank as collateral security for any Guaranteed Obligations thereafter existing. If (1) the Guarantor shall make payment to the Bank of all or any part of the Guaranteed Obligations, (2) all the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full and (3) the Loan Commitment and the Letter of Credit shall have expired or terminated, the Bank, at the Guarantor's request, will execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

        SECTION 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows, provided that for any Guarantor that is organized under the laws of any country other than the United States, the representations in Sections 5(d)(2) and 5(e) below shall be limited to the actual knowledge of the officers of the Guarantor authorized to execute this
Guaranty:

               (a) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

               (b) The Guarantor has, independently and without reliance upon the Bank, and based on documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

               (c) The Guarantor is a [corporation][_______________] duly organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Guaranty, and is duly qualified to transact business in each jurisdiction in which such qualification is required. The Guarantor is a Subsidiary of the Borrower. The Guarantor does not have any Subsidiaries other than ______________________.

               (d) The execution, delivery and performance by the Guarantor of this Guaranty are within the Guarantor's [corporate] [______________] powers, have been duly authorized by all necessary [corporate] [__________________] action, and do not contravene (1) the Guarantor's charter, bylaws or other organizational documents or (2) any law or contractual restriction binding on or affecting the Guarantor, and do not result in or require the creation of any Lien (other than pursuant to such Loan Documents) upon or with respect to any of its properties.

               (e) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or of stockholders is required, for the due execution, delivery and performance by the Guarantor of this Guaranty.

               (f) This Guaranty is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

               (g) The financial statements of the Guarantor, furnished to the Bank in connection with the Loans, fairly present the financial condition of the Guarantor as of the dates of such statements and the results of the operations of the Guarantor for the periods covered thereby, all in accordance with GAAP, and since the dates thereof, there has been no material adverse change in such condition or operations.

               (h) Other than the actions or proceedings listed on Schedule 6.1(f) attached to the Credit Agreement, there is no pending or, to the best of the Guarantor's knowledge, threatened action or proceeding affecting the Guarantor before any court, governmental agency or arbitrator, that may materially adversely affect the financial condition or operations of the Guarantor or that purports to affect the legality, validity or enforceability of this Guaranty.

                (i) No proceeds of any Loan advanced to the Guarantor will be used by the Guarantor to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 except in connection with acquisitions permitted by the Credit Agreement.

                (j) The Guarantor is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan advanced to the Guarantor shall be used to purchase or carry any Margin Stock (except in connection with acquisitions permitted by the Credit Agreement) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

                (k) The Guarantor has title to all of its assets, and none of such assets is subject to any Lien, except such Liens as are permitted by the Credit Agreement.

                (1) Except as set forth on Schedule 6.1(j) to the Credit Agreement, the Guarantor has not incurred any material "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has the Guarantor incurred any material liability to the PBGC in connection with any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) established or maintained by the Guarantor. None of the employee pension benefit plans (as defined above) of the Guarantor, nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 406 of ERISA or
Section 4975 of the Code, that could subject such plans or any of them, any such trust, or any trustee or administrator thereof, or any party dealing with such plans or any such trust to any material liability or tax or penalty on prohibited transactions imposed by such Section 406 or Section 4975. Neither the Guarantor nor any Affiliate of the Guarantor is now, or at any time in the past has been, obligated to make contributions to a "multiemployer plan," as such term is defined in Section 400 l(a)(3) of ERISA.

                (m) The Guarantor has filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies shown thereon to be due, including interest and penalties.

                (n) The Guarantor is not in any manner directly or contingently obligated with respect to any Debt that is not permitted by the Credit Agreement. The Guarantor is not in default with respect to any Debt.

                (o) The Guarantor is not a party to any Material Contract as of the date of this Guaranty other than those listed on Schedule 5(o) attached hereto. Neither the Guarantor nor any other party thereto is in material default under any Material Contract.

                (p) The Guarantor owns, or has the right to use, such Intellectual Property as is required or necessary for the conduct of the business of the Guarantor as now conducted or proposed to be conducted.

                (q) The Guarantor is in compliance in all material respects with all applicable laws and regulations.

                (r) All factual and financial information (taken as a whole) previously furnished to the Bank in connection with this Guaranty, the Loans or the Revolving Note by the Guarantor is, and all factual and financial information (taken as a whole) furnished to the Bank by the Guarantor after the date of this Guaranty will be, true and accurate in all material respects on the date on which such information is dated, certified or furnished, and is not, and will not be, incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

                (s) The Borrower, the Guarantor and the other Subsidiaries of the Borrower will be engaged as an integrated group in providing goods and services to their respective customers. The integrated operation will require financing on such a basis that credit supplied to the Borrower be made available from time to time to the Guarantor and the other Subsidiaries of the Borrower, as required for the successful operation of the Borrower, the Guarantor and the other Subsidiaries of the Borrower separately, and the integrated operation as a whole. In that connection, the Borrower, the Guarantor and the other Subsidiaries of the Borrower will request that the Bank provide the Loans to the Borrower (to be made available as needed to the Guarantor and the other Subsidiaries of the Borrower) to finance such operation. The Guarantor and each other Subsidiary will derive benefit, directly and indirectly, from the credit so extended to the Borrower, both in its separate capacity and as a member of the integrated group.

                (t) The Guarantor has undertaken reasonable efforts to determine whether all material Date Affected Information Technology used in the business operations of the Guarantor is Fully Date Capable, and to the extent necessary, the Guarantor has initiated efforts to make its material Date Affected Information Technology Fully Date Capable prior to the date that the failure to be Fully Date Capable would adversely affect the operation thereof.

                (u) To the actual knowledge of the officer of the Guarantor executing this Guaranty, the Guarantor is not a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, governmental approval or applicable law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Guarantor does not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a governmental authority will be so burdensome as to have a Material Adverse Effect.

                (v) No event has occurred and is continuing which constitutes a Default or an Event of Default. No event has occurred and is continuing which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Guarantor under any Material Contract or judgment, decree or order to which the Guarantor is a party or by which the Guarantor or any of its properties may be bound or which would require the Guarantor to make any payment thereunder prior to the scheduled maturity date therefor.

                (w) No permits or approvals not heretofore obtained are required in any country in which the Guarantor is organized or doing business for the execution and delivery of this Guaranty or the performance of the obligations of the Guarantor hereunder. The Guarantor has the full authority to make all payments required by this Guaranty in United States currency. The Guarantor is not subject to any foreign exchange restrictions. As of the date hereof, no Withholdings (as defined in Section 17 hereof) are authorized to be levied or imposed on any amounts payable hereunder.

        SECTION 6. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, the Letter of Credit is outstanding or the Bank shall have any remaining obligations under the Loan Commitment, the Guarantor will, unless the Bank shall otherwise consent in writing:

                (a) Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

                (b) Preserve and maintain its [corporate] [__________] existence and good standing in the jurisdiction of its incorporation or formation, as applicable, and qualified and remain qualified as a foreign [corporation] [__________] in each jurisdiction in which such qualification is required.

                (c) Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all of its financial transactions.

                (d) Maintain, keep and preserve all of its franchises, patents, copyrights, trademarks, licenses and other properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, provided that nothing herein shall preclude the transfer by the Guarantor of its Intellectual Property to the Borrower or any other Subsidiary of the Borrower.

                (e) Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.

                (f) At any reasonable time and from time to time, upon at least two Business Days' prior written notice from the Bank to the Guarantor, permit the Bank or any agent or representative of the Bank to examine and make copies of and abstracts from the records and books of account of, and visit the properties of the Guarantor, and to discuss its affairs, finances and accounts with any of its officers and directors and its independent accountants.

                (g) Remain in substantially the same lines of business as those conducted on the date of this Guaranty.

        SECTION 7. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, the Letter of Credit is outstanding or the Bank shall have any obligation under the Loan Commitment, the Guarantor will not, without the prior written consent of the Bank:

                (a) Create, incur, assume or permit to exist, any Lien upon or with respect to any of its assets, now owned or hereafter acquired, except Liens permitted under the Credit Agreement.

                (b) Create, incur, assume or permit to exist any Debt except Debt permitted under the Credit Agreement.

                (c) Declare or pay any dividends or make distributions to its shareholders, or purchase, redeem, retire or otherwise acquire for value any of its capital stock or equity interests now or hereafter outstanding; or make any distribution of assets to its stockholders, whether in cash, assets or other obligations of the Guarantor; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of, any shares of its capital stock or equity interests; or make any other distribution by reduction of equity capital or otherwise in respect of any of its capital stock equity interests; or acquire for value any stock or other equity interest in the Borrower or another Subsidiary of the Borrower (collectively, the "Restricted Payments"), except that the Guarantor may make any Restricted Payments that are permitted by the Credit Agreement.

                (d) Merge or consolidate with any Person except as permitted by the Credit Agreement.

                (e) Sell, transfer or otherwise dispose of any real or personal property to any Person and thereafter, directly or indirectly, lease back the same or similar property, or enter into any Synthetic Lease.

                (f) Sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of its Subsidiaries, receivables and leasehold interests), except as permitted by the Credit Agreement.

                (g) Make or permit to exist any loan or advance to any Person except as permitted by the Credit Agreement.

                (h) Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to, any liability arising out of any agreement to purchase any obligation, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Person, or permit any such guaranties or liabilities to exist, except as permitted by the Credit Agreement.

                (i) Purchase, acquire or hold all or substantially all of the assets of any Person, any capital stock of or ownership interest in any other Person or any debt or equity securities issued by any other Person, except as permitted by the Credit Agreement.

                (j) Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except as permitted by the Credit Agreement.

        SECTION 8. Rights of Contribution.

                (a) The Guarantor hereby agrees, as between it and any other Guarantors, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, the Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to each Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the assets, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of the Guarantor to any Excess Funding Guarantor under this Section 8 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

                (b) For purposes of this Section 8, (1) "Excess Funding Guarantor" shall mean, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations; (2) "Excess Payment" shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations; and (3) "Pro Rata Share" shall mean, for any Guarantor, the ratio (expressed as a percentage) of (i) the amount by which the aggregate present fair saleable value of all assets of the Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities; but excluding the obligations of the Guarantor hereunder and any obligations of any other Guarantor that have been guaranteed by the Guarantor) to (ii) the amount by which the aggregate fair saleable value of all assets of the Borrower and all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the date hereof. If any Subsidiary of the Borrower becomes a Guarantor hereunder subsequent to the date hereof, then for purposes of this Section, such subsequent Guarantor shall be deemed to have been a Guarantor as of the date hereof, and the aggregate present fair saleable value of the assets, and the amount of the debts and liabilities, of such Guarantor as of the date hereof shall be deemed to be equal to such value and amount on the date such Guarantor becomes a Guarantor hereunder.

        SECTION 9. General Limitation on Guaranteed Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor hereunder would otherwise, taking into account the provisions of Section 8 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantor, the Bank, or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

        SECTION 10. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered to it, if to the Guarantor, at its address at [____________ _____________________________. Attention: _______________] [8000 Towers Crescent
Drive, Vienna Virginia 22182, Attention: _______________], and if to the Bank, at its address specified in the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

        SECTION 11. Jurisdiction; Venue; Agent for Service of Process; Waiver of Jury Trial. Unless barred by the rules of the pertinent court, any judicial proceeding brought against the Guarantor with respect to this Guaranty shall be brought in a court of competent jurisdiction in Fairfax County, Virginia, or any federal district court in the Eastern District of the Commonwealth of Virginia (Alexandria Division), irrespective of where the Guarantor may reside or be located at the time of such proceeding, and the Guarantor hereby consents to the non-exclusive jurisdiction of any such applicable court and waive any defense or opposition to such jurisdiction or venue. Nothing herein shall be construed to limit the Bank's ability to bring an action in the courts of any other appropriate jurisdiction if not permitted to bring an action in the court of competent jurisdiction in Fairfax County, Virginia, or any federal district court in the Eastern District of the Commonwealth of Virginia (Alexandria Division). The Guarantor designates and appoints CT Corporation (the Agent), whose business address is _________________________________________________, as the Guarantor's
agent for receiving service of process in connection with this Guaranty. The Guarantor and the Bank hereby waive the right to trial by jury in any judicial proceeding referred to herein. The Agent joins in and executes this Guaranty to acknowledge his agreement to act as agent for receiving service of process on behalf of the Guarantor in connection with any legal proceeding instituted by or on behalf of the Bank in connection with this Guaranty.

        SECTION 12. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 13. Right of Set-off. Upon (a) the failure of the Borrower to make any payment of any Guaranteed Obligation when due or (b) the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Guarantor against any and all of the Guaranteed Obligations now or hereafter existing, whether or not the Bank shall have made any demand under the Credit Agreement or any other Loan Document and although such Guaranteed Obligations may be unmatured. The Bank agrees promptly to notify the Guarantor after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Bank may have.

        SECTION 14. Continuing Guaranty; Assignments under Credit Agreement. This Guaranty is a continuing guaranty, and shall apply to all Guaranteed Obligations whenever arising. This Guaranty shall (a) remain in full force and effect until the later of (1) the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and (2) the expiration or termination of the Loan Commitment and the Letter of Credit, (b) be binding upon the Guarantor, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, the Bank and its successors, transferees and assigns.

        SECTION 15. Amendments. etc. No amendment or waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or


                                      B-l1
consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 16. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.

        SECTION 17. Withholdings; Currency. All payments under this Guaranty shall be made free and clear of and without deduction for any and all present and future taxes, levies, imposts, deductions, charges, withholdings, and all liabilities with respect thereto (collectively, the Withholdings), imposed, levied, collected, withheld or assessed by any country in which the Guarantor is organized or doing business, or any other country that has jurisdiction with respect thereto, or any taxing authority or political subdivision thereof. If for the purposes of obtaining judgment in any court it becomes necessary to convert into any other currency an amount in U.S. dollars due hereunder, then such conversion shall be made at the rate of exchange prevailing on the day before the day on which the judgment is given. For the purpose of this Section, "rate of exchange" means the rate at which the person obtaining such judgment is able on the relevant date to purchase U.S. dollars in exchange for such other currency. If there is a change in the rate of exchange prevailing between the day before the date on which the judgment is given and the date of payment, the Guarantor will pay such additional amounts as may be necessary to ensure that the amount paid on such date of payment is the amount in such other currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount due under this Guaranty in U.S. dollars and which was the subject of such judgment. In no event shall the Guarantor be required to pay more U.S. dollars at the rate of exchange when payment is made than the amount of U.S. dollars stated to be due hereunder, so that in any event the Guarantor's obligations under this Guaranty will be effectively maintained at U.S. dollar obligations in the amounts of such currency provided for herein.


                         [SIGNATURE ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                          ____________________________________,

                                           a _____________________________


                                          By:
                                                 -------------------------------
                                          Name:
                                                 -------------------------------
                                          Title:
                                                 -------------------------------



                               ACCEPTANCE BY AGENT

        The undersigned hereby accepts the appointment as the Guarantor's agent to accept service of process in accordance with Section 11 of this Guaranty.

                                          CT CORPORATION


                                          By:
                                                 -------------------------------
                                          Name:
                                                 -------------------------------
                                          Title:
                                                 -------------------------------

                                                                    Exhibit C
                                REVOLVING NOTE
$10,000,000.00                                                  March  , 1999
                                                             Vienna, Virginia



        FOR VALUE RECEIVED, the undersigned, LANDMARK SYSTEMS CORPORATION, a Virginia corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of CRESTAR BANK, a Virginia banking corporation (the "Bank"), on the Termination Date, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) or, if less, the aggregate principal amount of the Loans (defined below) made by the Bank to the Borrower pursuant to the Credit Agreement (defined below) and outstanding on the Termination Date.

        The Borrower also promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement. The Borrower may borrow, prepay and reborrow hereunder in accordance with the provisions of the Credit Agreement.

        Both principal and interest are payable in lawful money of the United States of America to the Bank at 515 King Street, Alexandria, Virginia 22314, or such other address as the holder hereof may designate in writing, in immediately available funds, without defense, offset or counterclaim. The Bank is hereby authorized by the Borrower to maintain records of the amount of each Loan made by the Bank under the Credit Agreement, the date such Loan is made, and the amount of each payment or prepayment of principal of such Loan. The Borrower agrees that the amounts so evidenced in such records, absent manifest error, shall constitute conclusive evidence of the amount owed hereunder.

        This Revolving Note (as amended, modified, supplemented, renewed or replaced from time to time, the "Note") is the Revolving Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of March , 1999 (as further amended, modified or supplemented from time to time, the "Credit Agreement," capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) between the Borrower and the Bank, and the other Loan Documents referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (a) provides for the making of loans (the "Loans") by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the United States dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Loan being evidenced by this Note, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

       Upon the occurrence and during the continuation of an Event of Default, the principal hereof and accrued interest hereon may be declared to be, or may become, forthwith due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement. The Borrower shall pay all reasonable costs, fees and expenses (including court costs and reasonable attorneys' fees) incurred by the Bank in collecting or attempting to collect any amount that becomes due hereunder or in seeking legal advice with respect to such collection or a default hereunder. This Note may be prepaid in accordance with the provisions of the Credit Agreement.

       The Borrower, and every guarantor and endorser hereof, hereby waive presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

       This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to conflict of laws principles. THE BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO THIS NOTE OR THE ENFORCEMENT OR COLLECTION HEREOF.

       IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized representative as of the day and year first above written.


                                          LANDMARK SYSTEMS CORPORATION,
                                          a Virginia corporation


                                          By:__________________________
                                          Name:________________________
                                          Title:_______________________

                                                                      Exhibit D

                                  LETTERHEAD




Date

Crestar Bank
Attention:________________
515 King Street
Alexandria, Virginia 22314

Via Fax - (703) 838-3060

To Whom It May Concern:

Please advance $ Amount under Landmark Systems Corporation's line of credit to account numbered ______#_________ effective immediately.

                                     -OR-

Please repay $ Amount under Landmark Systems Corporation's line of credit effective Date charging account numbered ______#________

Please confirm the receipt of the above to the undersigned.

Sincerely,



Authorized Officer
Landmark Systems Corporation